Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter Results; Funds from Operations Per Share Increase 17.7%; Announces Acquisition of 12 New Locations

BUFFALO, N.Y.--(BUSINESS WIRE)--February 22, 2012--Sovran Self Storage, Inc. (NYSE: SSS), (www.unclebobs.com/company) a self storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2011.

Net income available to common shareholders for the fourth quarter of 2011 was $10.3 million or $0.37 per fully diluted share. For the same period in 2010, net income available to common shareholders was $8.5 million, or $0.31 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.73 per fully diluted common share compared to $0.62 for the same period last year. The Company incurred net acquisition costs of $0.3 million in connection with its property purchases in the fourth quarter of 2011; in the fourth quarter of 2010, it incurred acquisition costs of $0.8 million. Absent these non-recurring charges, FFO per share was $0.74 and $0.64 for the fourth quarter of 2011 and 2010, respectively.

Stronger occupancy, higher rental rates and the reduced use of move-in incentives contributed to the increase in FFO for the fourth quarter of 2011.

Robert J. Attea, the Company’s Chairman and CEO, commented, “We’ve done an excellent job positioning ourselves for strong growth going forward. We’ve added 68 high quality stores to our portfolio, made significant investments in our marketing and technology platforms, and strengthened our balance sheet considerably. We’re looking forward to 2012.”

OPERATIONS:

Total revenues increased 16.0% over last year’s fourth quarter, while operating costs increased 16.2%, resulting in an NOI (3) increase of 15.8%. Overall occupancy averaged 81.2% for the period and rental rates improved to an average of $10.54 per sq. ft.

Revenues for the 344 stores wholly owned by the Company for the entire quarter of each year increased 3.4% from those of the fourth quarter of 2010, the result of increased rental rates, a 60 basis point increase in average occupancy and strong growth in other revenues, primarily insurance commissions.

Same store operating expenses increased 2.3% for the fourth quarter of 2011 compared to the prior year period, the result of increased property tax charges of 17.4% offsetting a decrease in all other operating costs of 2.1%.

Consequently, same store net operating income increased 4.1% this period over the fourth quarter of 2010.

General and administrative expenses grew by approximately $1.7 million over the same period in 2010, primarily due to start-up and takeover costs at the newly acquired stores, increased training, internet advertising, and personnel costs.

During the fourth quarter of 2011, the stores with the strongest revenue impact include those in New England, New York, and Tennessee. The Company’s storage facilities in Georgia and Virginia experienced modest declines.

For the full year 2011, same store revenues increased by 4.2% and same store NOI improved by 6.2%. Same store occupancy at December 31st increased by 150 basis points to 81.7% from that of December 31, 2010.

“We enjoyed a good quarter, and a very strong year,” commented Kenneth F. Myszka, President and COO. “We’re especially encouraged by the strong push in occupancy going into the new year. The investment in our revenue management program has begun to bear fruit, and we expect to see continued benefits well into 2012 and beyond.”

PROPERTIES:

The Company acquired one store in Pensacola, FL for its own portfolio during the quarter at a cost of $4.6 million. It also acquired a store on behalf of its Joint Venture, HHF II (“JV”), near Philadelphia, PA for $5.7 million. Subsequent to the end of the year, the JV also acquired 10 properties in the Dallas/Ft. Worth market.

Summarizing the acquisition activities for the year, 29 stores comprising 2.0 million square feet of rental space were acquired by the Company at a cost of $155.1 million. Twenty stores comprising 1.6 million sq. ft. were acquired by the joint venture announced in August, 2011, and an additional ten stores were acquired for the JV in early February, 2012. Additionally, nine stores were added via third party management programs. In total, 68 stores were added to the Uncle Bob’s platform since January, 2011.

CAPITAL TRANSACTIONS:

As previously announced, on August 5, 2011, the Company completed transactions which provided financing arrangements totaling $500 million of senior, unsecured debt. $400 million of that transaction, including a $100 million 10 year term note, a $125 million 7 year term note and a $175 million line of credit were completed on that date and previously reported upon.

Also at that time, $100 million was committed by the bank lending syndicate for a delayed draw note to provide funding for repayment of the Company’s obligations maturing in late 2011 and early 2012. This transaction occurred in December, 2011 with proceeds from the note used to repay approximately $74 million in mortgage debt and $26 million of outstanding line debt. The delayed draw term loan matures August, 2018, is unsecured, and the Company entered into an interest rate swap contract fixing the rate of interest on this note at 3.61% through December, 2017.

Illustrated below are key financial ratios at December 31, 2011:
-- Debt to Enterprise Value (at $42.67/share)	33.4%
-- Debt to Book Cost of Storage Facilities	39.2%
-- Debt to EBITDA Ratio	5.3x
-- Debt Service Coverage	3.3x

At December 31, 2011, the Company had approximately $7.3 million of cash on hand, and $129 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

On September 14, 2011, the Company announced an “at the market” equity issuance program. During the quarter, the Company issued 1,034,375 shares of common stock pursuant to this program at an average price of $40.75 per share.

YEAR 2012 EARNINGS GUIDANCE:

Management is encouraged by greater pricing power and resiliency in most markets. Nonetheless, the Company anticipates the continuation of leasing incentives supplemented by aggressive and increased advertising. An increase in same store revenue of 3.5% to 4.5% is projected from that of 2011. Property operating costs are projected to increase by 3% to 4%, including an expected 4% annual increase in property taxes. Accordingly, the Company anticipates an increase of 3.5% to 4.5% in same store net operating income for 2012.

The Company intends to spend up to $20 million on its expansion and enhancement program. It has also budgeted $14 million to provide for recurring capitalized expenditures including roofing, painting, paving, and office renovations.

Purchases of properties made in 2012 are not expected to significantly impact guidance inasmuch as the Company expects to invest in both low occupancy turn-around opportunities as well as stabilized properties. Accordingly, neither the NOI nor the acquisition costs relating to any acquisitions that may be made in 2012 is included in guidance.

General and administrative expenses are expected to increase to $29 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence and revenue management programs.

At December 31, 2011, all but $46 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 2.0%.

At December 31, 2011, the Company had 29.0 million shares of common stock outstanding and 0.34 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2012 to be approximately $3.05 to $3.09 per share, and between $0.70 and $0.72 per share for the first quarter of 2012.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, February 23, 2012. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering pass codes 286/386400.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 445 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA

	December 31,	December 31,
(dollars in thousands)	2011	2010
Assets
Investment in storage facilities:
Land	$272,784	$240,651
Building, equipment and construction in progress	1,323,319	1,179,305
	1,596,103	1,419,956
Less: accumulated depreciation	(305,585)	(271,797)
Investment in storage facilities, net	1,290,518	1,148,159
Cash and cash equivalents	7,321	5,766
Accounts receivable	3,008	2,377
Receivable from joint venture	589	253
Investment in joint venture	31,939	19,730
Prepaid expenses	3,987	4,408
Intangible asset - in-place customer leases (net of accumulated amortization of $7,019 in 2011 and $5,449 in 2010)	2,523	565
Other assets	4,850	4,283
Total Assets	$1,344,735	$1,185,541

Liabilities
Line of credit	$46,000	$10,000
Term notes	575,000	400,000
Accounts payable and accrued liabilities	32,254	23,991
Deferred revenue	6,305	4,925
Fair value of interest rate swap agreements	10,748	10,528
Mortgages payable	4,423	78,954
Total Liabilities	674,730	528,398

Noncontrolling redeemable Operating Partnership Units at redemption value	14,466	12,480

Equity
Common stock	301	288
Additional paid-in capital	862,467	816,986
Accumulated deficit	(169,799)	(148,264)
Accumulated other comprehensive loss	(10,255)	(10,254)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	655,539	631,581
Noncontrolling interest - consolidated joint venture	-	13,082
Total Equity	655,539	644,663
Total Liabilities and Equity	$1,344,735	$1,185,541

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2011	October 1, 2010
	to	to
(dollars in thousands, except share data)	December 31, 2011	December 31, 2010

Revenues
Rental income	$52,749	$46,259
Other operating income	3,143	2,278
Management fee income	766	319
Total operating revenues	56,658	48,856

Expenses
Property operations and maintenance	14,622	13,171
Real estate taxes	5,073	3,775
General and administrative	7,643	5,981
Acquisition related costs	230	786
Impairment of storage facility	1,047	-
Depreciation and amortization	9,353	8,323
Amortization of in-place customer leases	1,003	-
Total operating expenses	38,971	32,036

Income from operations	17,687	16,820

Other income (expense)
Interest expense (A)	(8,809)	(7,949)
Interest income	52	19
Casualty loss	(126)	-
Gain on sale of land	1,511	-
Equity in income of joint ventures	67	86

Net income	10,382	8,976
Net income attributable to noncontrolling interests	(126)	(445)
Net income attributable to common shareholders	$10,256	$8,531

Earnings per common share attributable to common shareholders - basic	$0.37	$0.31

Earnings per common share attributable to common shareholders - diluted	$0.37	$0.31

Common shares used in basic earnings per share calculation	28,006,221	27,494,452

Common shares used in diluted earnings per share calculation	28,077,773	27,543,257

Dividends declared per common share	$0.4500	$0.4500

(A) Interest expense for the three months ending December 31 consists of the following
Interest expense	$8,557	$7,691
Amortization of deferred financing fees	252	258
Total interest expense	$8,809	$7,949

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	December 31, 2011	December 31, 2010

Revenues
Rental income	$198,221	$182,865
Other operating income	10,145	7,947
Management fee income	2,111	1,260
Acquisition fee income	679	-
Total operating revenues	211,156	192,072

Expenses
Property operations and maintenance	54,913	51,845
Real estate taxes	20,404	19,065
General and administrative	25,986	21,071
Acquisition related costs	3,278	786
Impairment of storage facility	1,047	-
Depreciation and amortization	35,008	32,939
Amortization of in-place customer leases	1,570	-
Total operating expenses	142,206	125,706

Income from operations	68,950	66,366

Other income (expense)
Interest expense (B)	(38,549)	(31,711)
Interest income	83	84
Casualty loss	(126)	-
Gain on sale of land	1,511	-
Equity in (losses) income of joint ventures	(340)	240

Income from continuing operations	31,529	34,979
Income from discontinued operations (including gain on disposal of $6,944 in 2010)	-	7,562
Net income	31,529	42,541
Net income attributable to noncontrolling interests	(937)	(1,899)
Net income attributable to common shareholders	$30,592	$40,642

Earnings per common share attributable to common shareholders - basic
Continuing operations	$1.11	$1.20
Discontinued operations	-	0.28
Earnings per common share - basic	$1.11	$1.48

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$1.10	$1.20
Discontinued operations	-	0.28
Earnings per common share - diluted	$1.10	$1.48

Common shares used in basic
earnings per share calculation	27,674,207	27,472,117

Common shares used in diluted
earnings per share calculation	27,725,119	27,513,945

Dividends declared per common share	$1.8000	$1.8000

(B) Interest expense for the twelve months ending December 31 consists of the following
Interest expense	$31,880	$30,681
Amortization of deferred financing fees	1,096	1,030
Write-off of unamortized financing fees related to $150 million term note repaid in 2011	88	-
Interest rate swap termination payments	5,485	-
Total interest expense	$38,549	$31,711

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	October 1, 2011	October 1, 2010
	to	to
(dollars in thousands, except share data)	December 31, 2011	December 31, 2010

Net income attributable to common shareholders	$10,256	$8,531
Net income attributable to noncontrolling interests	126	445
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	10,356	8,323
Depreciation and amortization from unconsolidated joint ventures	381	199
Impairment of storage facility	1,047	-
Casualty loss	126	-
Gain on sale of land	(1,511)	-
Funds from operations allocable to noncontrolling interest in Operating Partnership	(253)	(208)
Funds from operations allocable to noncontrolling interest in consolidated joint ventures	-	(340)
Funds from operations available to common shareholders	20,528	16,950
FFO per share - diluted	$0.73	$0.62

Non-recurring Adjustments to FFO
Acquisition costs expensed	230	786
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	96	-
Funds from operations resulting from non-recurring items allocable to noncontrolling interest in Operating Partnership	(4)	(10)
Adjusted funds from operations available to common shareholders	20,850	17,726
Adjusted FFO per share - diluted	$0.74	$0.64

Common shares - diluted	28,077,773	27,543,257

	January 1, 2011	January 1, 2010
	to	to
(dollars in thousands, except share data)	December 31, 2011	December 31, 2010

Net income attributable to common shareholders	$30,592	$40,642
Net income attributable to noncontrolling interests	937	1,899
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	36,578	32,939
Depreciation of real estate included in discontinued operations	-	217
Depreciation and amortization from unconsolidated joint ventures	1,018	788
Impairment of storage facility	1,047	-
Casualty loss	126	-
Gain on sale of land	(1,511)	-
Gain on sale of real estate	-	(6,944)
Funds from operations allocable to noncontrolling interest in Operating Partnership	(813)	(885)
Funds from operations allocable to noncontrolling interest in consolidated joint ventures	(567)	(1,360)
Funds from operations available to common shareholders	67,407	67,296
FFO per share - diluted	$2.43	$2.45

Non-recurring Adjustments to FFO
Acquisition costs expensed	3,278	786
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	831	-
Interest rate swap termination payments	5,485	-
Write-off of unamortized financing fees related to debt payoff	88	-
Acquisition fee income from Sovran HHF Storage Holdings II	(675)	-
Funds from operations resulting from non-recurring items allocable to noncontrolling interest in Operating Partnership	(109)	(10)
Adjusted funds from operations available to common shareholders	76,305	68,072
Adjusted FFO per share - diluted	$2.75	$2.47

Common shares - diluted	27,725,119	27,513,945

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	October 1, 2011	October 1, 2010
	to	to	Percentage
(dollars in thousands)	December 31, 2011	December 31, 2010	Change

Revenues:
Rental income	$47,292	$46,162	2.4%
Other operating income	2,696	2,167	24.4%
Total operating revenues	49,988	48,329	3.4%

Expenses:
Property operations and maintenance	12,803	13,080	-2.1%
Real estate taxes	4,416	3,760	17.4%
Total operating expenses	17,219	16,840	2.3%

Net operating income (3)	$32,769	$31,489	4.1%

(2) Includes the 344 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint venture stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, amounts attributable to noncontrolling interests, casualty losses, depreciation and amortization expense, impairments, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, gain on sale of real estate, interest income, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

YEAR TO DATE SAME STORE DATA (2) **	January 1, 2011	January 1, 2010
	to	to	Percentage
(dollars in thousands)	December 31, 2011	December 31, 2010	Change

Revenues:
Rental income	$189,014	$182,635	3.5%
Other operating income	9,144	7,519	21.6%
Total operating revenues	198,158	190,154	4.2%

Expenses:
Property operations and maintenance	51,778	51,532	0.5%
Real estate taxes	19,331	19,009	1.7%
Total operating expenses	71,109	70,541	0.8%

Net operating income (3)	$127,049	$119,613	6.2%

** See exhibit B for supplemental year-to-date same store data.

OTHER DATA	Same Store (2)		All Stores (4)
	2011	2010	2011	2010

Weighted average quarterly occupancy	81.6%	81.0%	81.2%	80.9%

Occupancy at December 31	81.7%	80.2%	81.2%	80.1%

Rent per occupied square foot	$10.48	$10.33	$10.54	$10.33

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the twelve months ended December 31, 2011:

Beginning balance	$1,419,956
Property acquisitions	151,572
Improvements and equipment additions:
Expansions	7,183
Roofing, paving, and equipment:
Stabilized stores	13,815
Recently acquired stores	766
Change in construction in progress (Total CIP $14.4 million)	6,371
Dispositions	(3,560)
Storage facilities at cost at period end	$1,596,103
Comparison of Selected G&A Costs	Quarter Ended
	December 31, 2011	December 31, 2010

Salaries and benefits	4,218	3,732
Internet advertising & marketing	845	516
Training	425	249
Call center	349	310
Uncle Bob's Management costs	103	48
Income taxes	190	(66)

	December 31, 2011	December 31, 2010

Common shares outstanding	28,952,356	27,650,829
Operating Partnership Units outstanding	339,025	339,025

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended December 31, 2011
(unaudited)

				Avg Quarterly Occupancy		Revenue			Expenses			NOI
			Avg Qtrly Rent	for the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	per Occupied	December 31,		Ended December 31,			Ended December 31,			Ended December 31,
State	Stores	Feet	Square Foot	2011	2010	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Alabama	22	1,586	$8.21	77.4%	76.4%	$2,718	$2,617	3.86%	$899	$855	5.15%	$1,819	$1,762	3.23%
Arizona	9	514	10.09	86.9%	86.4%	1,200	1,211	-0.91%	299	428	-30.14%	901	783	15.07%
Connecticut	5	301	16.90	88.1%	79.8%	1,151	1,041	10.57%	353	394	-10.41%	798	647	23.34%
Florida	53	3,466	10.36	79.5%	79.3%	7,451	7,273	2.45%	2,566	2,498	2.72%	4,885	4,775	2.30%
Georgia	22	1,410	9.31	80.2%	78.7%	2,789	2,791	-0.07%	1,005	924	8.77%	1,784	1,867	-4.45%
Louisiana	14	867	10.67	84.3%	82.1%	2,029	1,979	2.53%	605	576	5.03%	1,424	1,403	1.50%
Maine	2	113	12.77	77.8%	77.5%	295	271	8.86%	105	101	3.96%	190	170	11.76%
Maryland	4	172	14.66	86.0%	86.7%	558	545	2.39%	195	178	9.55%	363	367	-1.09%
Massachusetts	12	664	13.05	83.1%	81.1%	1,891	1,740	8.68%	693	676	2.51%	1,198	1,064	12.59%
Michigan	4	229	9.31	89.7%	88.7%	513	472	8.69%	203	210	-3.33%	310	262	18.32%
Mississippi	12	920	9.35	80.9%	82.2%	1,836	1,805	1.72%	549	582	-5.67%	1,287	1,223	5.23%
Missouri	7	432	11.48	85.8%	86.5%	1,097	1,064	3.10%	383	415	-7.71%	714	649	10.02%
New Hampshire	4	261	11.24	82.8%	82.0%	605	569	6.33%	216	208	3.85%	389	361	7.76%
New York	28	1,609	13.55	85.8%	83.7%	5,276	4,859	8.58%	1,670	1,629	2.52%	3,606	3,230	11.64%
North Carolina	11	538	9.26	78.5%	79.8%	1,026	1,005	2.09%	408	412	-0.97%	618	593	4.22%
Ohio	17	1,132	9.10	83.5%	84.8%	2,240	2,186	2.47%	739	819	-9.77%	1,501	1,367	9.80%
Pennsylvania	4	219	10.16	87.6%	80.5%	465	427	8.90%	146	153	-4.58%	319	274	16.42%
Rhode Island	4	168	12.30	84.7%	79.6%	483	456	5.92%	209	226	-7.52%	274	230	19.13%
South Carolina	8	436	9.71	83.7%	80.6%	945	914	3.39%	379	352	7.67%	566	562	0.71%
Tennessee	4	291	9.07	89.7%	89.7%	615	570	7.89%	251	246	2.03%	364	324	12.35%
Texas	81	5,886	10.29	80.9%	80.6%	12,628	12,322	2.48%	4,688	4,269	9.81%	7,940	8,053	-1.40%
Virginia	17	1,020	10.68	78.0%	80.6%	2,177	2,212	-1.58%	658	689	-4.50%	1,519	1,523	-0.26%

Portfolio Total	344	22,234	$10.48	81.6%	81.0%	$49,988	$48,329	3.43%	$17,219	$16,840	2.25%	$32,769	$31,489	4.06%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
344 wholly owned same stores.

Exhibit B

Sovran Self Storage, Inc.

Same Store Performance Summary
Twelve Months Ended December 31, 2011
(unaudited)

			Revenue			Expenses			NOI
			for the Twelve Months			for the Twelve Months			for the Twelve Months
		Square	Ended December 31,			Ended December 31,			Ended December 31,
State	Stores	Feet	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Alabama	22	1,586	$10,994	$10,516	4.55%	$3,852	$3,827	0.65%	$7,142	$6,689	6.77%
Arizona	9	514	4,882	4,737	3.06%	1,593	1,698	-6.18%	3,289	3,039	8.23%
Connecticut	5	301	4,417	4,046	9.17%	1,521	1,435	5.99%	2,896	2,611	10.92%
Florida	53	3,466	29,525	28,591	3.27%	11,138	11,190	-0.46%	18,387	17,401	5.67%
Georgia	22	1,410	11,220	11,100	1.08%	4,055	3,993	1.55%	7,165	7,107	0.82%
Louisiana	14	867	7,887	7,800	1.12%	2,425	2,370	2.32%	5,462	5,430	0.59%
Maine	2	113	1,147	1,044	9.87%	418	408	2.45%	729	636	14.62%
Maryland	4	172	2,230	2,142	4.11%	780	802	-2.74%	1,450	1,340	8.21%
Massachusetts	12	664	7,473	6,920	7.99%	2,785	2,712	2.69%	4,688	4,208	11.41%
Michigan	4	229	2,095	1,887	11.02%	815	815	0.00%	1,280	1,072	19.40%
Mississippi	12	920	7,457	7,204	3.51%	2,266	2,325	-2.54%	5,191	4,879	6.39%
Missouri	7	432	4,366	4,217	3.53%	1,631	1,645	-0.85%	2,735	2,572	6.34%
New Hampshire	4	261	2,425	2,231	8.70%	845	845	0.00%	1,580	1,386	14.00%
New York	28	1,609	19,820	18,285	8.39%	6,665	6,402	4.11%	13,155	11,883	10.70%
North Carolina	11	538	4,142	4,100	1.02%	1,607	1,582	1.58%	2,535	2,518	0.68%
Ohio	17	1,132	9,011	8,583	4.99%	3,184	3,234	-1.55%	5,827	5,349	8.94%
Pennsylvania	4	219	1,821	1,703	6.93%	612	630	-2.86%	1,209	1,073	12.67%
Rhode Island	4	168	1,890	1,788	5.70%	786	775	1.42%	1,104	1,013	8.98%
South Carolina	8	436	3,770	3,565	5.75%	1,463	1,488	-1.68%	2,307	2,077	11.07%
Tennessee	4	291	2,412	2,165	11.41%	1,008	999	0.90%	1,404	1,166	20.41%
Texas	81	5,886	50,248	48,731	3.11%	18,824	18,537	1.55%	31,424	30,194	4.07%
Virginia	17	1,020	8,926	8,799	1.44%	2,836	2,829	0.25%	6,090	5,970	2.01%

Portfolio Total	344	22,234	$198,158	$190,154	4.21%	$71,109	$70,541	0.81%	$127,049	$119,613	6.22%

Dollars and square feet in thousands except for average quarterly rent per occupied square foot.
344 wholly owned same stores.

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, 716-633-1850
VP of Corporate Communciations